UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2008

___________________

CELSIA TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-64840 (Commission File Number)	91-2015441 (I.R.S. Employer Identification No.)

1395 Brickell Avenue, Suite 800 Miami, FL 33131 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (305) 529-6290

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Celsia Technologies, Inc. (the “Company”) has previously issued 8% Secured Convertible Debentures (the “Debentures”) to various holders (the “Holders”) pursuant to the Securities Purchase Agreement dated as of May 25, 2007. On March 26, 2008, the Company obtained more than 70% consent of the Holders to modify (the “Modification”) the terms of Section 2 of the Debentures to provide that, in lieu of making the Interest Payments (as defined in the Debentures) in cash or in shares of common stock of the Company (“Common Stock”) on the Interest Payment Dates (as defined in the Debentures), such interest payments shall accrue and be paid in full in cash on May 25, 2010 (the “Maturity Date”).

In consideration for the Holders consent to the Modification, the Company shall distribute to the Holders a one time distribution equal to the value of 2% of the outstanding principal amount due under the Debentures as of March 31, 2008, which, in lieu of the April 1, 2008 interest payment, will be paid in cash on the Maturity Date. Each Holder shall have the right, in its sole discretion, to convert any accrued but unpaid interest on the principal amount due under the Debentures into duly authorized, validly issued, fully paid and non-assessable shares of Common Stock at the applicable Interest Conversion Rate (as defined in the Debentures) at any time prior to the Maturity Date.

Item 3.02. Material Modification to Rights of Security Holders.

See Item 1.01 above.

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2008, Joseph C. Formichelli was appointed to the Company’s Board of Directors (the “Board”). Mr. Formichelli currently serves as the Chief Executive Officer of the Company.

On March 27, 2008, Carl A. Caricari was appointed to the Board. The Company has not determined whether Mr. Caricari will serve on any committee of the Board. Mr. Caricari is founder and principal of Caricari Consulting, a firm dedicated to improving the management of technology companies. Mr. Caricari was previously with IBM, most recently as Vice President of Product Development in the company’s Advanced Workstation Division.  He was a major force behind the introduction of the RS 6000 and AIX 3.1, IBM's UNIX operating system. In addition, Mr. Caricari was a key contributor to the creation of the alliance between IBM, Apple, and Motorola.

Mr. Caricari also served as Vice President of engineering at Platform Solutions Inc. Mr. Caricari was a founder and CEO of System Fabric Works, a software services firm specializing in high speed fabric computing.  He was also Vice President of Micro Components for Burroughs Corporation. Mr. Caricari holds a Bachelor of Science degree in Electrical Engineering from Clarkson University.

There are no arrangements or understandings pursuant to which Messrs. Formichelli and Caricari were selected as directors. There are no relationships or related transactions between the Company and Mr. Formichelli or Mr. Caricari that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIA TECHNOLOGIES, INC.

Date: April 1, 2008	By:	/s/ Jorge A. Fernandez
	Name: Its:	Jorge A. Fernandez Chief Financial Officer